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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated March 15, 1999 to the Registration Statement (Form S-3 No. 333-43177) and related Prospectus of Health Care REIT, Inc. for the registration of $50,000,000 of 8.17% Notes due 2006 and to the incorporation by reference therein of our report dated January 20, 1999, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


Toledo, Ohio
March 15, 1999